EXHIBIT 5.1

Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

April 4, 2025

VolitionRx Limited

1489 West Warm Springs Road, Suite 110

Henderson, Nevada  89014

Re:	Securities Registered Under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for VolitionRx Limited, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (as may be amended, the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 4, 2025.

The Registration Statement relates to the offering by the Company of up to an aggregate 35,867,306 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of outstanding (a) underwriter warrants to purchase up to 448,500 shares of Common Stock issued by the Company in June 2023 (the “Underwriter Warrants” and such shares issuable upon exercise of the Underwriter Warrants, the “Underwriter Warrant Shares”), (b) pre-funded warrants to purchase up to 3,557,273 shares of Common Stock issued by the Company in August 2024 (the “Pre-Funded Warrants” and such shares issuable upon the exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), (c) Series A common stock purchase warrants to purchase up to 12,727,273 shares of Common Stock issued by the Company in August 2024 (the “Series A Warrants” and such shares issuable upon the exercise of the Series A Warrants, the “Series A Warrant Shares”), (d) Series B common stock purchase warrants to purchase up to 12,727,273 shares of Common Stock issued by the Company in August 2024 (the “Series B Warrants” and such shares issuable upon the exercise of the Series B Warrants, the “Series B Warrant Shares”), (e) placement agent warrants to purchase up to 381,818 shares of Common Stock issued by the Company in August 2024 (the “Placement Agent Warrants” and such shares issuable upon the exercise of the Placement Agent Warrants, the “Placement Agent Warrant Shares”), (f) Form A common stock purchase warrants to purchase up to 2,857,389 shares of Common Stock issued by the Company in December 2024 (the “Form A Warrants” and such shares issuable upon the exercise of the Form A Warrants, the “Form A Warrant Shares”), (g) Form B common stock purchase warrants to purchase up to 1,428,693 shares of Common Stock issued by the Company in December 2024 (the “Form B Warrants” and such shares issuable upon the exercise of the Form B Warrants, the “Form B Warrant Shares”), and (h) investor warrants to purchase up to 1,739,087 shares of Common Stock issued by the Company in March 2025 (the “Investor Warrants” and such shares issuable upon the exercise of the Investor Warrants, the “Investor Warrant Shares”) (the “Offering”).  For purposes of this opinion letter, the Underwriter Warrant Shares, Pre-Funded Warrant Shares, Series A Warrant Shares, Series B Warrant Shares, Placement Agent Warrant Shares, Form A Warrant Shares, Form B Warrant Shares, and Investor Warrant Shares shall collectively be referred to as the “Warrant Shares” and the Underwriter Warrants, Pre-Funded Warrants, Series A Warrants, Series B Warrants, Placement Agent Warrants, Form A Warrants, Form B Warrants, and Investor Warrants shall collectively be referred to as the “Warrants”.  You have requested our opinion in connection with certain matters relating to the filing of the Registration Statement and the Offering.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

VolitionRx Limited

April 4, 2025

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein we are of the opinion that the Warrant Shares have been duly authorized by the Company and, when issued upon exercise of the Warrants pursuant to their terms, and delivered by the Company against receipt of the exercise price therefor, in the manner described in the Registration Statement and each of the Warrants, the Warrant Shares will be validly issued, fully-paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement and any amendments thereto. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Warrant Shares pursuant to the Registration Statement, and may only be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the federal securities laws. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH LLP
/s/ Stradling Yocca Carlson & Rauth LLP